                        ALTERNATIVE LOAN TRUST 2005-83CB

                                FINAL TERM SHEET

                               (COUNTRYWIDE LOGO)

                           $364,032,468 (APPROXIMATE)

                                   CWALT, INC.
                                    Depositor

                          COUNTRYWIDE HOME LOANS, INC.
                                     SELLER

                       COUNTRYWIDE HOME LOANS SERVICING LP
                                 MASTER SERVICER

      This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

      The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

      THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.

      This free writing prospectus does not contain all information that is required to be included in the base prospectus and the free writing prospectus.

      The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

                 FREE WRITING PROSPECTUS DATED DECEMBER 29, 2005
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-83CB
            DISTRIBUTIONS PAYABLE MONTHLY, BEGINNING JANUARY 25, 2006

The following classes of certificates are being offered pursuant to this free writing prospectus:


                        INITIAL CLASS                                            INITIAL CLASS
                         CERTIFICATE       PASS-THROUGH                           CERTIFICATE        PASS-THROUGH
                           BALANCE             RATE                                 BALANCE              RATE
                       --------------      ------------                          -------------       ------------
Class A-1               $ 312,847,000          5.50%        Class A-R             $       100           5.50%
Class A-2               $  34,761,000          5.50%        Class M               $ 7,152,500           5.50%
Class A-3               $   3,118,000          5.50%        Class B-1             $ 3,118,000           5.50%
Class X                           N/A        Variable       Class B-2             $ 2,200,000           5.50%
Class PO                $     835,868           N/A

                                     SUMMARY

OFFERED CERTIFICATES

Alternative Loan Trust 2005-83CB will issue twelve classes of certificates, nine of which are being offered by this free writing prospectus and the accompanying prospectus. The assets of the trust fund that will support both the offered certificates and other classes of certificates will consist, on the closing date, of a pool of mortgage loans with an aggregate stated principal balance of approximately $366,783,644 as of December 1, 2005 and certain other property and assets described in this free writing prospectus. The mortgage loans will consist primarily of 30-year conventional fixed-rate mortgage loans secured by first liens on one- to four-family residential properties. All of the mortgage loans have original principal balances that conform to the guidelines of Fannie Mae and Freddie Mac.

The following chart lists certain characteristics of the classes of the offered certificates. The classes of certificates listed below will not be offered unless they are assigned the following ratings by Moody's Investors Service, Inc. ("Moody's") and Fitch Ratings ("Fitch"):

              MOODY'S  FITCH
CLASS         RATINGS  RATINGS     TYPE
---------     -------  ------- ------------
Class A-1      Aaa      AAA    Senior/Super
                               Senior
Class A-2      Aaa      AAA    Senior
                               Mezzanine
Class A-3      *        AAA    Senior
                               Mezzanine
Class X        Aaa      AAA    Senior/
                               Notional
                               Amount/
                               Interest
                               Only/Variable
                               Rate
Class PO       Aaa      AAA    Senior/
                               Principal
                               Only
Class A-R      Aaa      AAA    Senior/
                               Residual
Class M        Aa2      **     Subordinate
Class B-1      A2       **     Subordinate
Class B-2      Baa2     **     Subordinate

*  Moody's was not asked to rate these certificates.
** Fitch was not asked to rate these certificates.

A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

CUT-OFF DATE

For any mortgage loan, the later of December 1, 2005 and the date of origination for that mortgage loan (either of these dates is sometimes referred to in this free writing prospectus as the cut-off date).

CLOSING DATE

On or about December 30, 2005.

DEPOSITOR

CWALT, Inc. is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

SELLERS

Countrywide Home Loans, Inc. will be the seller of a portion of the mortgage loans. The remainder of the mortgage loans will be sold directly to the depositor by one or more special purpose entities that were established by Countrywide Financial Corporation, or one of its subsidiaries, which, in turn, acquired those mortgage loans directly from Countrywide Home Loans, Inc.

MASTER SERVICER

Countrywide Home Loans Servicing LP.

TRUSTEE

The Bank of New York.

DISTRIBUTION DATES

We will make distributions on the 25th day of each month. If the 25th day of a month is not a business day, then we will make distributions on the next business day. The first distribution is scheduled for January 25, 2006.

RECORD DATE

The record date for any distribution date will be the last business day of the month preceding the month of that distribution date.

INTEREST PAYMENTS

Interest will accrue at the rate specified on the cover page hereof or as described in this free writing prospectus on each interest-bearing class of certificates on the basis of a 360-day year divided into twelve 30-day months.

The interest accrual period for the interest-bearing classes of certificates for any distribution date will be the calendar month before the distribution date.

PRINCIPAL PAYMENTS

Principal will be paid on each class of certificates entitled to receive principal payments on each distribution date as described under "Description of the Certificates."

OPTIONAL TERMINATION

The master servicer may purchase all of the remaining assets of the trust fund after the aggregate stated principal balance of the mortgage loans and real estate owned by the trust fund is less than or equal to 10% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

COLLECTION ACCOUNT; PRIORITY OF DISTRIBUTIONS

On each distribution date, amounts available in the trust fund to make distributions on the classes of certificates will be applied in the following order of priority:

(1)   to interest on the interest-bearing classes of senior certificates;

(2) to principal of the classes of senior certificates in the manner, order and priority described under "Description of the Certificates -- Principal" in this free writing prospectus;

(3) to any deferred amounts payable on the Class PO Certificates, as described under "Description of the Certificates -- Principal" in this free writing prospectus; and

(4) to interest on and then principal of each class of subordinated certificates, in the order of their numerical class designations, beginning with the Class M Certificates, as described under "Description of the Certificates -- Interest" and "-- Principal" in this free writing prospectus.

ADVANCES

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

CREDIT ENHANCEMENT

The issuance of senior certificates and subordinated certificates by the trust fund is designed to increase the likelihood that senior certificateholders will receive regular payments of interest and principal.

SUBORDINATION

The senior certificates will have a payment priority over the subordinated certificates. Within the classes of subordinated certificates offered by this free writing prospectus, the Class M Certificates will have payment priority over the Class B-1 and Class B-2 Certificates, and the Class B-1 Certificates will have a payment priority over the Class B-2 Certificates. The Class B-3, Class B-4 and Class B-5 Certificates, which are not being offered to the public, also will be subordinated to all of the other certificates, in that order, with the Class B-5 Certificates having the lowest priority of payment.

Subordination is designed to provide the holders of certificates with a higher payment priority with protection against most losses realized when the remaining unpaid principal balance on a mortgage loan exceeds the amount of proceeds recovered upon the liquidation of that mortgage loan. This loss protection is accomplished by allocating the realized losses among the subordinated certificates, beginning with the subordinated certificates with the lowest payment priority before realized losses are allocated to the senior certificates. The Non-PO percentage of realized losses that are allocable to the senior certificates will be allocated to the Class A-3, Class A-2 and Class A-1 Certificates, in that order.

TAX STATUS

For federal income tax purposes, the trust fund will consist of one or more
REMICs: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The master REMIC will issue several classes of certificates, which, other than the Class A-R Certificates, will represent the regular interests in the master REMIC. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

ERISA CONSIDERATIONS

The offered certificates (other than the Class PO, Class X and Class A-R Certificates) may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan, so long as certain conditions are met.

LEGAL INVESTMENT

The senior certificates and the Class M Certificates will be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. The Class B-1 and Class B-2 Certificates will not be rated in one of the two highest rating categories by a nationally recognized statistical rating organization, and therefore, will not be mortgage related securities for purposes of that Act.

                                MORTGAGE RATES(1)


                                                                                                                        WEIGHTED
                                                                                     WEIGHTED AVERAGE                   AVERAGE
                    NUMBER OF      AGGREGATE        PERCENT OF         AVERAGE        REMAINING TERM     WEIGHTED       ORIGINAL
                    MORTGAGE   PRINCIPAL BALANCE     MORTGAGE     PRINCIPAL BALANCE     TO MATURITY    AVERAGE FICO   LOAN-TO-VALUE
MORTGAGE RATE (%)     LOANS       OUTSTANDING          POOL        OUTSTANDING ($)       (MONTHS)      CREDIT SCORE     RATIO (%)
-----------------   ---------  -----------------    ----------    -----------------  ----------------  ------------   -------------
4.875............       1     $    246,383.39         0.07%        246,383.39              355             720           80.00
5.125............       1           67,000.00         0.02          67,000.00              360             717           58.26
5.250............       4          765,064.91         0.21         191,266.23              240             777           80.00
5.375............      12        2,762,368.29         0.75         230,197.36              268             740           68.57
5.500............      22        4,166,482.81         1.14         189,385.58              307             735           66.07
5.625............      53       11,826,772.61         3.22         223,146.65              342             739           73.13
5.750............     132       24,768,957.04         6.75         187,643.61              354             737           73.38
5.840............       1          196,022.63         0.05         196,022.63              359             722           90.00
5.875............     262       49,220,425.86        13.42         187,864.22              358             733           75.48
5.990............       4          736,889.02         0.20         184,222.26              358             677           76.98
6.000............     217       39,623,537.54        10.80         182,596.95              357             734           76.90
6.095............       1          280,328.13         0.08         280,328.13              354             621           90.00
6.110............       1          247,051.30         0.07         247,051.30              358             766           90.00
6.120............       1          101,518.15         0.03         101,518.15              359             662           90.00
6.125............     202       34,640,529.22         9.44         171,487.77              358             731           77.36
6.130............       1          272,415.26         0.07         272,415.26              359             658           95.00
6.200............       1           62,340.22         0.02          62,340.22              359             715           80.00
6.235............       1          175,500.00         0.05         175,500.00              360             774           90.00
6.245............       1          265,525.00         0.07         265,525.00              358             751           95.00
6.250............     343       60,343,486.57        16.45         175,928.53              359             728           78.81
6.300............       1          140,000.00         0.04         140,000.00              360             741           80.00
6.340............       1           99,835.59         0.03          99,835.59              358             730           87.03
6.345............       1          225,000.00         0.06         225,000.00              300             737           90.00
6.360............       1          101,988.46         0.03         101,988.46              354             739           95.00
6.370............       1          117,926.91         0.03         117,926.91              352             722           95.00
6.375............     286       49,787,196.14        13.57         174,081.11              358             727           79.24
6.465............       1           85,431.63         0.02          85,431.63              359             708           90.00
6.500............     237       40,942,724.14        11.16         172,754.11              359             723           78.88
6.555............       1          181,800.00         0.05         181,800.00              360             689           90.00
6.620............       1           76,858.43         0.02          76,858.43              359             764           95.00
6.625............     115       20,219,610.51         5.51         175,822.70              358             724           79.99
6.685............       1          256,304.83         0.07         256,304.83              359             672           90.00
6.750............     124       20,016,800.29         5.46         161,425.81              359             719           81.15
6.760............       1          114,950.00         0.03         114,950.00              360             752           95.00


                                                                                                         WEIGHTED       WEIGHTED
                                                                                     WEIGHTED AVERAGE     AVERAGE       AVERAGE
                    NUMBER OF      AGGREGATE        PERCENT OF         AVERAGE        REMAINING TERM       FICO         ORIGINAL
                    MORTGAGE   PRINCIPAL BALANCE     MORTGAGE     PRINCIPAL BALANCE     TO MATURITY       CREDIT      LOAN-TO-VALUE
MORTGAGE RATE (%)     LOANS       OUTSTANDING          POOL        OUTSTANDING ($)       (MONTHS)          SCORE        RATIO (%)
-----------------   ---------  -----------------    ----------    -----------------  ----------------  ------------   -------------
6.840............        1         221,062.85         0.06         221,062.85              359             695           75.00
6.875............       30       3,427,555.89         0.93         114,251.86              359             705           75.70
                  ----------- ---------------       -------
   Total.........    2,064    $366,783,643.62       100.00%
                  =========== ===============       =======

(1) The lender acquired mortgage insurance mortgage loans are shown in the preceding table at the mortgage rates net of the interest premium charged by the related lenders. As of the cut-off date, the weighted average mortgage rate of the mortgage loans (as so adjusted) was approximately 6.187% per annum. Without the adjustment, the weighted average mortgage rate of the mortgage loans was approximately 6.193% per annum.

                   CURRENT MORTGAGE LOAN PRINCIPAL BALANCES(1)


                                                                                                 WEIGHTED     WEIGHTED   WEIGHTED
                                         AGGREGATE                                   WEIGHTED     AVERAGE      AVERAGE   AVERAGE
RANGE OF                    NUMBER OF    PRINCIPAL     PERCENT OF      AVERAGE       AVERAGE   REMAINING TERM   FICO     ORIGINAL
CURRENT MORTGAGE            MORTGAGE      BALANCE       MORTGAGE  PRINCIPAL BALANCE  MORTGAGE   TO MATURITY    CREDIT  LOAN-TO-VALUE
LOAN PRINCIPAL BALANCES ($)   LOANS     OUTSTANDING       POOL     OUTSTANDING ($)   RATE (%)     (MONTHS)      SCORE    RATIO (%)
--------------------------  --------- ---------------  ---------- -----------------  --------  -------------- -------  -------------
      0.01  -  $50,000.00..    11     $    476,118.40     0.13%      43,283.49       6.259          324          754         50.40
 50,000.01  -  100,000.00..   235       19,418,644.46     5.29       82,632.53       6.219          351          735         70.77
100,000.01  -  150,000.00..   584       73,419,917.81    20.02      125,719.04       6.252          355          730         76.57
150,000.01  -  200,000.00..   502       88,200,836.01    24.05      175,698.88       6.228          357          728         78.53
200,000.01  -  250,000.00..   383       86,177,979.51    23.50      225,007.78       6.189          357          726         77.85
250,000.01  -  300,000.00..   293       80,819,488.89    22.03      275,834.43       6.160          358          729         78.91
300,000.01  -  350,000.00..    48       15,158,738.76     4.13      315,807.06       5.981          355          734         79.62
350,000.01  -  400,000.00..     6        2,180,542.56     0.59      363,423.76       5.560          325          726         63.70
400,000.01  -  450,000.00..     1          428,457.37     0.12      428,457.37       5.500          179          754         76.11
500,000.01  -  550,000.00..     1          502,919.85     0.14      502,919.85       5.625          358          719         80.00
                            -----      --------------  -------
Total.....................  2,064     $366,783,643.62  100.00%
                            =====     ===============  =======

(1) As of the cut-off date, the average current mortgage loan principal balance of the mortgage loans was approximately $177,705.

                              FICO CREDIT SCORES(1)


                                                                                                 WEIGHTED     WEIGHTED   WEIGHTED
                                                                    AVERAGE         WEIGHTED     AVERAGE       AVERAGE   AVERAGE
                     NUMBER OF        AGGREGATE      PERCENT OF    PRINCIPAL        AVERAGE   REMAINING TERM     FICO    ORIGINAL
RANGE OF             MORTGAGE     PRINCIPAL BALANCE   MORTGAGE      BALANCE         MORTGAGE   TO MATURITY     CREDIT  LOAN-TO-VALUE
FICO CREDIT SCORES     LOANS         OUTSTANDING        POOL     OUTSTANDING ($)     RATE (%)    (MONTHS)       SCORE    RATIO (%)
-------------------  ---------    -----------------  ----------  -----------------  --------- --------------  -------  -------------
 619 and Below.....      11      $  1,742,038.42          0.47%    158,367.13         6.349         359          593       67.22
 620-639...........      41         7,136,593.90          1.95     174,063.27         6.375         356          630       78.45
 640-659...........      70        12,549,090.61          3.42     179,272.72         6.269         357          650       76.99
 660-679...........     171        30,865,669.47          8.42     180,500.99         6.256         358          670       76.79
 680-699...........     217        38,723,510.21         10.56     178,449.36         6.221         357          690       77.56
 700-719...........     340        60,501,179.77         16.50     177,944.65         6.193         356          710       79.15
 720 and Above.....   1,214       215,265,561.24         58.69     177,319.24         6.167         355          759       77.33
                      -----      ---------------       -------
   Total...........   2,064      $366,783,643.62       100.00%
                      =====      ===============       =======

(1) As of the cut-off date, the weighted average FICO Credit Score of the mortgagors related to the mortgage loans was approximately 729.



                             DOCUMENTATION PROGRAMS


                                                                                                 WEIGHTED     WEIGHTED   WEIGHTED
                                                                     AVERAGE        WEIGHTED     AVERAGE       AVERAGE   AVERAGE
                     NUMBER OF        AGGREGATE      PERCENT OF     PRINCIPAL       AVERAGE   REMAINING TERM    FICO     ORIGINAL
RANGE OF             MORTGAGE     PRINCIPAL BALANCE   MORTGAGE       BALANCE        MORTGAGE   TO MATURITY     CREDIT  LOAN-TO-VALUE
FICO CREDIT SCORES     LOANS         OUTSTANDING        POOL     OUTSTANDING ($)     RATE (%)    (MONTHS)       SCORE    RATIO (%)
-------------------  ---------    -----------------  ----------  -----------------  --------- --------------  -------  -------------
CLUES...............      3        $    396,840.26        0.11%       132,280.09        5.936      360          772        38.30
Full/Alternative....    675         116,521,767.23       31.77        172,624.84        6.085      358          726        78.47
No Income/No Asset..    196          28,635,300.06        7.81        146,098.47        6.313      356          728        70.92
Preferred...........    392          77,033,819.99       21.00        196,514.85        6.055      351          749        77.35
Reduced.............    760         136,926,014.48       37.33        180,165.81        6.332      357          721        78.49
Stated Income/
 Stated Asset.......     38           7,269,901.60        1.98        191,313.20        6.295      351          712        76.47

                     ------       -----------------  ------------
   Total............  2,064        $366,783,643.62      100.00%
                      =====       =================  ============

                       ORIGINAL LOAN-TO-VALUE RATIOS(1)(2)


                                                                                                WEIGHTED    WEIGHTED   WEIGHTED
                                        AGGREGATE                     AVERAGE      WEIGHTED     AVERAGE      AVERAGE   AVERAGE
                          NUMBER OF     PRINCIPAL     PERCENT OF     PRINCIPAL     AVERAGE   REMAINING TERM   FICO     ORIGINAL
RANGE OF ORIGINAL         MORTGAGE       BALANCE       MORTGAGE       BALANCE      MORTGAGE    TO MATURITY   CREDIT  LOAN-TO-VALUE
LOAN-TO-VALUE RATIOS (%)    LOANS      OUTSTANDING       POOL     OUTSTANDING ($)  RATE (%)     (MONTHS)      SCORE    RATIO (%)
------------------------  --------- ----------------- ---------- ----------------- --------- -------------- -------- -------------
 50.00 and Below........     131   $ 18,323,470.47      5.00%       139,873.82       6.011        346         740       38.58
 50.01 to 55.00.........      35      5,880,519.52      1.60        168,014.84       5.997        359         739       52.68
 55.01 to 60.00.........      38      6,417,196.80      1.75        168,873.60       6.172        356         713       57.59
 60.01 to 65.00.........      50      9,376,580.12      2.56        187,531.60       6.065        345         728       63.06
 65.01 to 70.00.........      57     10,983,166.70      2.99        192,687.14       6.059        356         719       68.37
 70.01 to 75.00.........      55      9,707,925.64      2.65        176,507.74       6.099        345         724       73.07
 75.01 to 80.00.........   1,464    262,295,808.64     71.51        179,163.80       6.201        357         730       79.94
 80.01 to 85.00.........       7      1,479,815.24      0.40        211,402.18       6.065        359         692       84.22
 85.01 to 90.00.........     106     19,720,810.91      5.38        186,045.39       6.371        358         720       89.76
 90.01 to 95.00.........     113     21,225,389.94      5.79        187,835.31       6.326        358         732       94.87
 95.01 to 100.00........       8      1,372,959.64      0.37        171,619.96       6.028        358         694       99.01
                         --------- -----------------  ---------
   Total................   2,064   $366,783,643.62    100.00%
                         ========= =================  =========

(1) As of the cut-off date, the weighted average original Loan-to-Value Ratio of the mortgage loans was approximately 77.57%.

(2) Does not take into account any secondary financing on the mortgage loans that may exist at the time of origination.

                  STATE DISTRIBUTION OF MORTGAGED PROPERTIES(1)


                                                                                              WEIGHTED     WEIGHTED      WEIGHTED
                                                                   AVERAGE       WEIGHTED     AVERAGE       AVERAGE       AVERAGE
                      NUMBER OF      AGGREGATE      PERCENT OF    PRINCIPAL       AVERAGE  REMAINING TERM    FICO        ORIGINAL
                      MORTGAGE   PRINCIPAL BALANCE   MORTGAGE      BALANCE       MORTGAGE    TO MATURITY    CREDIT     LOAN-TO-VALUE
STATE                   LOANS       OUTSTANDING        POOL     OUTSTANDING ($)  RATE (%)     (MONTHS)       SCORE       RATIO (%)
--------------------- ---------  -----------------  ---------- ----------------- --------  --------------  --------    -------------
 Arizona.............   216     $ 39,647,635.08      10.81%       183,553.87      6.272         357           731         77.84
 California..........   236       54,211,272.48      14.78        229,708.78      6.107         356           728         71.46
 Colorado............    58        9,770,188.63       2.66        168,451.53      6.099         357           736         76.14
 Florida.............   216       38,004,033.77      10.36        175,944.60      6.282         358           727         79.61
 Georgia.............    65       11,854,274.10       3.23        182,373.45      6.101         357           722         77.87
 Illinois............    78       14,714,095.94       4.01        188,642.26      6.286         356           725         79.63
 Maryland............    32        7,579,000.09       2.07        236,843.75      6.125         354           731         76.27
 Massachusetts.......    33        7,353,383.24       2.00        222,829.80      6.294         359           728         76.43
 Nevada..............    78       16,230,006.37       4.42        208,077.00      6.152         353           725         78.30
 New Jersey..........    70       14,856,796.57       4.05        212,239.95      6.239         358           726         79.41
 New York............    45       10,307,360.67       2.81        229,052.46      6.266         351           729         78.27
 Oregon..............    58       10,489,844.80       2.86        180,859.39      6.073         359           737         76.76
 Texas...............   215       27,794,032.44       7.58        129,274.57      6.226         353           727         80.39
 Virginia............    44        8,663,130.94       2.36        196,889.34      6.122         358           722         74.67
 Washington..........    93       17,694,746.73       4.82        190,266.09      6.128         359           735         78.40
 Other (less than 2%)   527       77,613,841.77      21.16        147,274.84      6.190         355           730         79.31
                      --------  ------------------  ---------
   Total............. 2,064      $366,783,643.62     100.00%
                      ========  ==================  =========

(1) The Other row in the preceding table includes 32 other states and the District of Columbia with under 2% concentrations individually. No more than approximately 1.718% of the mortgage loans will be secured by mortgaged properties located in any one postal zip code area.

                                  LOAN PURPOSE


                                                                                              WEIGHTED      WEIGHTED     WEIGHTED
                                                                                 WEIGHTED     AVERAGE       AVERAGE      AVERAGE
                    NUMBER OF      AGGREGATE      PERCENT OF      AVERAGE         AVERAGE  REMAINING TERM    FICO        ORIGINAL
                    MORTGAGE   PRINCIPAL BALANCE   MORTGAGE  PRINCIPAL BALANCE   MORTGAGE    TO MATURITY    CREDIT     LOAN-TO-VALUE
LOAN PURPOSE          LOANS       OUTSTANDING        POOL     OUTSTANDING ($)    RATE (%)     (MONTHS)       SCORE       RATIO (%)
------------------  ---------  -----------------  ---------- -----------------  ---------  --------------   -------    -------------
Purchase..........    2,064    $366,783,643.62     100.00%     177,705.25       6.193        356             729         77.57
                    -------    ---------------     -------
   Total..........    2,064    $366,783,643.62     100.00%
                    =======    ===============     =======



                          TYPES OF MORTGAGED PROPERTIES


                                                                                                  WEIGHTED    WEIGHTED    WEIGHTED
                                                                                    WEIGHTED      AVERAGE     AVERAGE     AVERAGE
                          NUMBER OF     AGGREGATE     PERCENT OF       AVERAGE      AVERAGE   REMAINING TERM   FICO       ORIGINAL
                          MORTGAGE  PRINCIPAL BALANCE  MORTGAGE  PRINCIPAL BALANCE  MORTGAGE    TO MATURITY   CREDIT   LOAN-TO-VALUE
PROPERTY TYPE               LOANS      OUTSTANDING       POOL      OUTSTANDING ($)  RATE (%)     (MONTHS)      SCORE      RATIO (%)
------------------------- --------- ----------------- ----------   ---------------  --------  -------------- -------   -------------
2-4 Family Residence.....     65   $ 14,687,540.17       4.00%       225,962.16      6.297         349          729        79.99
High-rise Condominium....     40      8,222,340.10       2.24        205,558.50      6.229         348          728        77.52
Low-rise Condominium.....    263     45,951,450.79      12.53        174,720.35      6.189         356          734        77.80
Planned Unit
  Development............    628    113,835,596.82      31.04        181,266.87      6.182         356          727        77.08
Single Family Residence..  1,068    184,086,715.74      50.19        172,365.84      6.190         357          729        77.63
                          ------   ---------------     -------
   Total.................  2,064   $366,783,643.62     100.00%
                          ======   ===============     =======


                               OCCUPANCY TYPES(1)


                                                                                                 WEIGHTED    WEIGHTED   WEIGHTED
                                                                                     WEIGHTED     AVERAGE    AVERAGE    AVERAGE
                      NUMBER OF        AGGREGATE        PERCENT OF      AVERAGE       AVERAGE REMAINING TERM   FICO     ORIGINAL
                      MORTGAGE     PRINCIPAL BALANCE     MORTGAGE  PRINCIPAL BALANCE MORTGAGE   TO MATURITY   CREDIT LOAN-TO-VALUE
OCCUPANCY TYPE          LOANS         OUTSTANDING          POOL     OUTSTANDING ($)  RATE (%)    (MONTHS)      SCORE   RATIO (%)
------------------   ----------    -----------------    ---------- ----------------- -------- -------------- ------- -------------
Primary Residence..    2,064      $366,783,643.62       100.00%       177,705.25      6.193        356        729       77.57
                    --------      ---------------       -------
   Total...........    2,064      $366,783,643.62       100.00%
                    ========      ===============       =======

(1) Based upon representations of the related borrowers at the time of origination.

                         REMAINING TERMS TO MATURITY(1)


                                                                                      WEIGHTED                  WEIGHTED AVERAGE
                      NUMBER OF        AGGREGATE                         AVERAGE       AVERAGE     WEIGHTED         ORIGINAL
REMAINING TERM        MORTGAGE     PRINCIPAL BALANCE   PERCENT OF   PRINCIPAL BALANCE MORTGAGE   AVERAGE FICO     LOAN-TO-VALUE
TO MATURITY (MONTHS)    LOANS         OUTSTANDING     MORTGAGE POOL  OUTSTANDING ($)  RATE (%)   CREDIT SCORE       RATIO (%)
--------------------  ---------    -----------------  ------------- ----------------- --------   ------------   ----------------
360..................     497     $  76,732,235.80       20.92%        154,390.82      6.306         733             76.34
359..................     711       128,916,766.34       35.15         181,317.53      6.200         728             77.74
358..................     596       115,451,164.67       31.48         193,710.01      6.141         726             78.65
357..................     141        27,161,110.72        7.41         192,631.99      6.191         730             78.12
356..................      40         6,426,797.84        1.75         160,669.95      6.117         735             76.43
355..................      13         2,204,551.59        0.60         169,580.89      6.094         718             80.54
354..................      12         1,676,354.90        0.46         139,696.24      6.135         722             68.40
353..................       6           902,681.49        0.25         150,446.92      6.159         742             74.53
352..................       5           821,006.66        0.22         164,201.33      6.425         686             87.51
351..................       1            87,943.05        0.02          87,943.05      6.625         644             52.58
350..................       1           259,357.31        0.07         259,357.31      6.500         780             95.00
349..................       2           346,700.15        0.09         173,350.08      6.098         741             77.96
344..................       1           203,196.62        0.06         203,196.62      6.625         710             80.00
323..................       1            47,937.69        0.01          47,937.69      5.875         715             18.32
300..................       1           225,000.00        0.06         225,000.00      6.625         737             90.00
239..................       1           145,674.54        0.04         145,674.54      5.750         771             47.71
238..................       1            90,821.46        0.02          90,821.46      6.375         782             80.00
180..................       4           630,842.00        0.17         157,710.50      5.636         728             57.84
179..................      11         1,824,712.39        0.50         165,882.94      5.560         740             67.62
178..................       9         1,523,186.69        0.42         169,242.97      5.462         748             61.99
177..................       6           921,388.54        0.25         153,564.76      5.494         754             78.08
175..................       1            66,831.44        0.02          66,831.44      6.125         797             80.00
174..................       1            62,009.16        0.02          62,009.16      5.625         779             80.00
115..................       1            33,899.99        0.01          33,899.99      5.625         707             19.12
54...................       1            21,472.58        0.01          21,472.58      6.000         753             80.00
                        -----      ---------------      -------
   Total.............   2,064      $366,783,643.62      100.00%
                        =====      ===============      =======

(1) As of the cut-off date, the weighted average remaining term to maturity of the mortgage loans was approximately 356 months.

                         DESCRIPTION OF THE CERTIFICATES

GENERAL

         The certificates will be issued pursuant to the pooling and servicing agreement. The following summaries of the material terms pursuant to which the certificates will be issued do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. The certificates represent obligations of the trust fund only and do not represent an interest in or obligation of CWALT, Inc., Countrywide Home Loans, Inc. (or any other seller), Countrywide Home Loans Servicing LP or any of their affiliates.

         The Mortgage Pass-Through Certificates, Series 2005-83CB, will consist of the Class A-1, Class A-2, Class A-3, Class X, Class PO and Class A-R Certificates (all of which are together referred to as senior certificates) and the Class M, Class B-1, Class B-2, Class B-3, Class B-4 and Class B-5 Certificates (all of which are together referred to as subordinated certificates). Only the classes of certificates listed on the cover page are being offered by this free writing prospectus. The Class B-3, Class B-4 and Class B-5 Certificates are not being offered by this free writing prospectus. Their initial Class Certificate Balances are expected to be approximately $917,000, $551,000 and $1,283,175, respectively, and their pass-through rates will be 5.50% per annum. The classes of offered certificates will have the respective initial Class Certificate Balances or initial notional amount and pass-through rates set forth on the cover page hereof or as described below in this free writing prospectus. The initial Class Certificate Balances and initial notional amount may vary in the aggregate by plus or minus 5%.

         The "Class Certificate Balance" of any class of certificates (other than the notional amount certificates) as of any Distribution Date is the initial Class Certificate Balance of the class reduced by the sum of:

         - all amounts previously distributed to holders of certificates of the class as payments of principal,

         -  the amount of Realized Losses allocated to the class, and

         - in the case of any class of subordinated certificates, any amounts allocated to the class in reduction of its Class Certificate Balance in respect of payments of Class PO Deferred Amounts, as described under "--Allocation of Losses";

provided, however, that the Class Certificate Balance of each class of certificates to which Realized Losses have been allocated will be increased, sequentially in the order of payment priority, by the amount of Subsequent Recoveries distributed as principal to any class of certificates, but not by more than the amount of Realized Losses previously allocated to reduce the Class Certificate Balance of such class of certificates. See "Application of Liquidation Proceeds" in the prospectus.

         In addition, the Class Certificate Balance of the class of subordinated certificates then outstanding with the highest numerical class designation will be reduced if and to the extent that the aggregate of the Class Certificate Balances of all classes of certificates, following all distributions and the allocation of Realized Losses on any Distribution Date exceeds the pool principal balance as of the Due Date occurring in the month of the Distribution Date (after giving effect to principal prepayments received during the related Prepayment Period). The notional amount certificates do not have principal balances and are not entitled to any distributions in respect of principal on the mortgage loans.

         The senior certificates will have an initial aggregate principal balance of approximately $351,561,968, and will evidence in the aggregate an initial beneficial ownership interest of approximately 95.85% in the trust fund. The Class M, Class B-1, Class B-2, Class B-3, Class B-4 and Class B-5 Certificates will each evidence in the aggregate an initial beneficial ownership interest of approximately 1.95%, 0.85%, 0.60%, 0.25%, 0.15% and 0.35%, respectively, in the trust fund.

         The Class A-R, Class B-3, Class B-4 and Class B-5 Certificates will be issued in fully registered certificated form. All of the remaining classes of certificates will be represented by book-entry certificates. The book-entry certificates will be issuable in book-entry form only. The Class A-R Certificates will be issued in a denomination of $100.

NOTIONAL AMOUNT CERTIFICATES

         The Class X Certificates are notional amount certificates.

         The notional amount of the Class X Certificates for any Distribution Date will be equal to the aggregate Stated Principal Balance of the Non-Discount mortgage loans as of the Due Date in the preceding calendar month (after giving effect to prepayments received in the Prepayment Period related to such Due
Date). The notional amount of the Class X Certificates as of the closing date is expected to be approximately $322,180,614.

BOOK-ENTRY CERTIFICATES

         The offered certificates, other than the Class A-R Certificates, will be issued as book-entry certificates. Each class of book-entry certificates will be issued as one or more certificates which equal the aggregate initial Class Certificate Balance of each class of certificates and which will be held by a depository, initially a nominee of The Depository Trust Company. Beneficial interests in the book entry certificates will be held indirectly by investors through the book-entry facilities of the depository, as described in this free writing prospectus. Investors may hold the beneficial interests in the book entry certificates in minimum denominations representing an original principal amount or notional amount of $25,000 and in integral multiples of $1,000 in excess thereof. One investor of each class of book-entry certificates may hold a beneficial interest therein that is not an integral multiple of $1,000. The depositor has been informed by the depository that its nominee will be CEDE & Co. ("CEDE"). Accordingly, CEDE is expected to be the holder of record of the book-entry certificates. Except as described in the prospectus under "Description of the Certificates -- Book-Entry Certificates," no beneficial owner acquiring a book-entry certificate will be entitled to receive a physical certificate representing the certificate.

         Unless and until definitive certificates are issued, it is anticipated that the only certificateholder of the book-entry certificates will be CEDE, as nominee of the depository. Beneficial owners of the book-entry certificates will not be certificateholders, as that term is used in the pooling and servicing agreement. Beneficial owners are only permitted to exercise the rights of certificateholders indirectly through financial intermediaries and the depository. Monthly and annual reports on the trust fund provided to CEDE, as nominee of the depository, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting the depository, and to the financial intermediaries to whose depository accounts the book-entry certificates of the beneficial owners are credited.

         For a description of the procedures generally applicable to the book-entry certificates, see "Description of the Certificates -- Book-Entry Certificates" in the prospectus.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of DTC, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

PAYMENTS ON MORTGAGE LOANS; ACCOUNTS

         On or before the closing date, the master servicer will establish an account (the "Certificate Account"), which will be maintained in trust for the benefit of the certificateholders. The Certificate Account will be established by the master servicer initially at Countrywide Bank, N.A., which is an affiliate of the depositor, the sellers and the master servicer. The master servicer will deposit or cause to be deposited in the Certificate Account all amounts required to be deposited therein, within two business days after receipt (or, on a daily basis, if the long term credit rating of Countrywide Home Loans has been reduced below the rating specified in the pooling and servicing agreement). Funds credited to the Certificate Account may be invested for the benefit and at the risk of the master servicer in permitted investments, as defined in the pooling and servicing agreement, that are scheduled to mature on or before the business day preceding the next Distribution Date. On or before the business day immediately preceding each Distribution Date, the master servicer will withdraw from the Certificate Account the amount of Available Funds and will deposit the Available Funds in an account established and maintained with the trustee on behalf of the certificateholders (the "Distribution Account").

DISTRIBUTIONS

         Distributions on the certificates will be made by the trustee on the 25th day of each month or, if that day is not a business day, on the first business day thereafter, commencing in January 2006 (each, a "Distribution Date"), to the persons in whose names the certificates are registered at the close of business on the Record Date. The "Record Date" for any Distribution Date will be the last business day of the month preceding the month of the Distribution Date.

         Distributions on each Distribution Date will be made by check mailed to the address of the person entitled to it as it appears on the applicable certificate register or, in the case of a certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more or who holds a notional amount certificate and who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentment and surrender of the certificates at the Corporate Trust Office of the trustee.

PRIORITY OF DISTRIBUTIONS AMONG CERTIFICATES

         As more fully described in this free writing prospectus, distributions will be made on each Distribution Date from Available Funds in the following order of priority:

         - to interest on each interest-bearing class of senior certificates, pro rata, based on their respective interest distribution amounts;

         - to principal of the classes of senior certificates then entitled to receive distributions of principal, in the order and subject to the priorities set forth under "Description of the Certificates -- Principal" in this free writing prospectus in each case in an aggregate amount up to the maximum amount of principal to be distributed on the classes on the Distribution Date;

         - to any Class PO Deferred Amounts with respect to the Class PO Certificates, but only from amounts that would otherwise be distributed on the Distribution Date as principal of the subordinated certificates; and

         - to interest on and then principal of each class of subordinated certificates, in the order of their numerical class designations, beginning with the Class M Certificates, in each case subject to the limitations set forth under "Description of the Certificates -- Interest" and "-- Principal" in this free writing prospectus.

         "Available Funds" for any Distribution Date will be equal to the sum of:

         - all scheduled installments of interest (net of the related Expense Fees and premiums in respect of lender paid primary mortgage insurance on any mortgage loans) and principal due on the Due Date in the month in which the Distribution Date occurs and received before the related Determination Date, together with any advances with respect to them;

         - all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the mortgagor in accordance with the master servicer's normal servicing procedures and all other cash amounts received and retained in connection with
            (a) the
      liquidation of defaulted mortgage loans, by foreclosure or otherwise during the calendar month preceding the month of the Distribution Date (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed advances, if any) and (b) any Subsequent Recoveries;

   - all partial or full prepayments received during the related Prepayment Period, together with interest paid in connection with those payments, other than certain excess amounts, and Compensating Interest; and

   - amounts received with respect to the Distribution Date as the Substitution Adjustment Amount or purchase price in respect of a deleted mortgage loan or a mortgage loan repurchased by the related seller or the master servicer as of the Distribution Date.

reduced by amounts in reimbursement for advances previously made and other amounts as to which the master servicer is entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement.

INTEREST

         The classes of offered certificates will have the respective pass-through rates set forth on the cover page hereof or as described below.

         The pass-through rate for the Class X Certificates for the Interest Accrual Period for any Distribution Date will be equal to the excess of (a) the weighted average of the net mortgage rates of the Non-Discount mortgage loans, weighted on the basis of the Stated Principal Balance thereof as of the Due Date in the preceding calendar month (after giving effect to prepayments received in the Prepayment Period related to such prior Due Date), over (b) 5.50%. The pass-through rate for the Class X Certificates for the Interest Accrual Period for the first Distribution Date is expected to be approximately 0.50205% per annum.

         On each Distribution Date, to the extent of funds available therefor, each interest-bearing class of certificates will be entitled to receive an amount allocable to interest for the related interest accrual period. This interest distribution amount for any interest-bearing class will be equal to the sum of (a) interest at the applicable pass-through rate on the related Class Certificate Balance or notional amount, as the case may be, immediately prior to the applicable Distribution Date and (b) the sum of the amounts, if any, by which the amount described in clause (a) above on each prior Distribution Date exceeded the amount actually distributed as interest on the prior Distribution Dates and not subsequently distributed (which are called unpaid interest amounts). The Class PO Certificates are principal only certificates and will not bear interest.

         With respect to each Distribution Date for all of the interest-bearing certificates, the interest accrual period will be the calendar month preceding the month of the Distribution Date. Each interest accrual period will be deemed to consist of 30 days. Interest will be calculated and payable on the basis of a 360-day year divided into twelve 30-day months.

         The interest entitlement described above for each class of certificates for any Distribution Date will be reduced by the amount of "Net Interest Shortfalls" for the Distribution Date. With respect to any Distribution Date, the "Net Interest Shortfall" is equal to

         -  any net prepayment interest shortfalls for the Distribution Date and

         - the amount of interest that would otherwise have been received with respect to any mortgage loan that was the subject of a Relief Act Reduction or a Debt Service Reduction.

         A "Relief Act Reduction" is a reduction in the amount of the monthly interest payment on a mortgage loan pursuant to the Servicemembers Civil Relief Act or similar state laws. See "Certain Legal Aspects of the Mortgage Loans -- Servicemembers Civil Relief Act" in the prospectus. With respect to any Distribution Date, a net prepayment interest shortfall is the amount by which the aggregate of prepayment interest shortfalls exceeds the Compensating Interest for such Distribution Date. A prepayment interest shortfall is the amount by which interest paid by a borrower in connection with a prepayment of principal on a mortgage loan during the portion of the Prepayment Period occurring in the calendar month preceding the month of the Distribution Date is less than one month's interest at the related mortgage rate, net of the master servicing fee, on the Stated Principal Balance of the mortgage loan. A "Debt Service Reduction" is the modification of the terms of a mortgage loan in the course of a borrower's bankruptcy proceeding, allowing for the reduction of the amount of the monthly payment on the related mortgage loan. Each class' pro rata share of the Net Interest Shortfalls will be based on the amount of interest the class otherwise would have been entitled to receive on the Distribution Date.

         If on a particular Distribution Date, Available Funds in the Certificate Account applied in the order described above under "-- Priority of Distributions Among Certificates" are not sufficient to make a full distribution of the interest entitlement on the certificates, interest will be distributed on each class of certificates of equal priority based on the amount of interest it would otherwise have been entitled to receive in the absence of the shortfall. Any unpaid interest amount will be carried forward and added to the amount holders of each class of certificates will be entitled to receive on the next Distribution Date. A shortfall could occur, for example, if losses realized on the mortgage loans were exceptionally high or were concentrated in a particular month. Any unpaid interest amount so carried forward will not bear interest.

PRINCIPAL

         General. All payments and other amounts received in respect of principal of the mortgage loans will be allocated between the Class PO Certificates, on the one hand, and the senior certificates (other than the notional amount certificates and the Class PO Certificates) and the subordinated certificates, on the other hand, in each case based on the applicable PO Percentage and the applicable Non-PO Percentage, respectively, of those amounts.

         The Non-PO Percentage with respect to any mortgage loan with a net mortgage rate less than 5.50% (each a "Discount mortgage loan") will be equal to the net mortgage rate divided by 5.50%. The Non-PO Percentage with respect to any mortgage loan with a net mortgage rate equal to or greater than 5.50% (each a "Non-Discount mortgage loan") will be 100%. The PO Percentage with respect to any Discount mortgage loan will be equal to (5.50% minus the net mortgage rate) divided by 5.50%. The PO Percentage with respect to any Non-Discount mortgage loan will be 0%.

         Non-PO Formula Principal Amount. On each Distribution Date, the Non-PO Formula Principal Amount will be distributed as principal of the senior certificates (other than the notional amount certificates and the Class PO Certificates) in an amount up to the Senior Principal Distribution Amount and as principal of the subordinated certificates, in an amount up to the Subordinated Principal Distribution Amount.

         The "Non-PO Formula Principal Amount" for any Distribution Date will equal the sum of:

         (i) the sum of the applicable Non-PO Percentage of

             (a) all monthly payments of principal due on each mortgage loan on the related Due Date,

             (b) the principal portion of the purchase price of each mortgage loan that was repurchased by the related seller or another person pursuant to the pooling and servicing agreement as of the Distribution Date,

             (c) the Substitution Adjustment Amount in connection with any deleted mortgage loan received with respect to the Distribution Date,

             (d) any insurance proceeds or liquidation proceeds allocable to recoveries of principal of mortgage loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

               (e) with respect to each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to the mortgage loan, and

               (f) all partial and full principal prepayments by borrowers received during the related Prepayment Period, and

         (ii) (A) any Subsequent Recoveries received during the calendar month preceding the month of the Distribution Date, or (B) with respect to Subsequent Recoveries attributable to a Discount mortgage loan which incurred a Realized Loss after the Senior Credit Support Depletion Date, the Non-PO Percentage of any Subsequent Recoveries received during the calendar month preceding the month of such Distribution Date.

         Senior Principal Distribution Amount. On each Distribution Date, the Non-PO Formula Principal Amount, up to the amount of the Senior Principal Distribution Amount for the Distribution Date, will be distributed as principal of the following classes of senior certificates, sequentially, as follows:

         1 to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero; and

         2. concurrently, to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero.

         The capitalized terms used herein shall have the following meanings:

          "Due Date" means, with respect to a mortgage loan, the day in the calendar month on which scheduled payments are due on that mortgage loan. With respect to any Distribution Date, the related Due Date is the first day of the calendar month in which that Distribution Date occurs.

         "Prepayment Period" means, with respect to any Distribution Date and related Due Date, the period from the sixteenth day of the calendar month immediately preceding the month in which the Distribution Date occurs (or in the case of the first Distribution Date, from December 1, 2005) through the fifteenth day of the calendar month in which the Distribution Date occurs.

      The "Senior Principal Distribution Amount" for any Distribution Date will equal the sum of

      - the Senior Percentage of the applicable Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula Principal Amount for the Distribution Date,

      - for each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the lesser of

            - the Senior Percentage of the applicable Non-PO Percentage of the Stated Principal Balance of the mortgage loan and

            - the Senior Prepayment Percentage of the applicable Non-PO Percentage of the amount of the liquidation proceeds allocable to principal received on the mortgage loan, and

      -     the sum of

            - the Senior Prepayment Percentage of the applicable Non-PO Percentage of amounts described in subclause (f) of clause (i) of the definition of Non-PO Formula Principal Amount for the Distribution Date, and

          - the Senior Prepayment Percentage of any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for the Distribution Date.

         "Stated Principal Balance" means for any mortgage loan and Due Date, the unpaid principal balance of the mortgage loan as of that Due Date, as specified in its amortization schedule at that time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to (i) previous partial prepayments of principal and the payment of principal due on that Due Date, irrespective of any delinquency in payment by the related mortgagor, and (ii) liquidation proceeds allocable to principal received in the prior calendar month and prepayments of principal received through the last day of the related Prepayment Period, in each case with respect to that mortgage loan. The pool principal balance equals the aggregate of the Stated Principal Balances of the mortgage loans.

         The "Senior Percentage" for any Distribution Date is the percentage equivalent of a fraction, not to exceed 100%, the numerator of which is the aggregate of the Class Certificate Balances of each class of senior certificates (other than the notional amount certificates and the Class PO Certificates) immediately before the Distribution Date and the denominator of which is the aggregate of the Class Certificate Balances of all classes of certificates (other than the notional amount certificates and the Class PO Certificates) immediately before the Distribution Date. The "Subordinated Percentage" for any Distribution Date will be calculated as the difference between 100% and the Senior Percentage for the Distribution Date.

         The "Senior Prepayment Percentage" for any Distribution Date occurring during the five years beginning on the first Distribution Date will equal 100%. Thereafter, the Senior Prepayment Percentage will be subject to gradual reduction as described in the following paragraphs. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates (other than the notional amount certificates and the Class PO Certificates) which receive these unscheduled payments of principal while, in the absence of Realized Losses, increasing the interest in the pool principal balance evidenced by the subordinated certificates. Increasing the respective interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates. The "Subordinated Prepayment Percentage" as of any Distribution Date will be calculated as the difference between 100% and the Senior Prepayment Percentage.

         The Senior Prepayment Percentage for any Distribution Date occurring on or after the fifth anniversary of the first Distribution Date will be as follows: for any Distribution Date in the first year thereafter, the Senior Percentage plus 70% of the Subordinated Percentage for the Distribution Date; for any Distribution Date in the second year thereafter, the Senior Percentage plus 60% of the Subordinated Percentage for the Distribution Date; for any Distribution Date in the third year thereafter, the Senior Percentage plus 40% of the Subordinated Percentage for the Distribution Date; for any Distribution Date in the fourth year thereafter, the Senior Percentage plus 20% of the Subordinated Percentage for the Distribution Date; and for any Distribution Date thereafter, the Senior Percentage for the Distribution Date (unless on any Distribution Date the Senior Percentage exceeds the initial Senior Percentage, in which case the Senior Prepayment Percentage for the Distribution Date will once again equal 100%).

         Notwithstanding the foregoing, no decrease in the Senior Prepayment Percentage will occur unless both of the step down conditions listed below are satisfied:

         - the outstanding principal balance of all mortgage loans delinquent 60 days or more (including mortgage loans in foreclosure, real estate owned by the trust fund and mortgage loans the mortgagors of which are in bankruptcy) (averaged over the preceding six month period), as a percentage of the aggregate Class Certificate Balance of the subordinated certificates immediately prior to the Distribution Date, does not equal or exceed 50%, and

         -  cumulative Realized Losses on the mortgage loans do not exceed

            - commencing with the Distribution Date on the fifth anniversary of the first Distribution Date, 30% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date,

          - commencing with the Distribution Date on the sixth anniversary of the first Distribution Date, 35% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date,

          - commencing with the Distribution Date on the seventh anniversary of the first Distribution Date, 40% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date,

          - commencing with the Distribution Date on the eighth anniversary of the first Distribution Date, 45% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date, and

          - commencing with the Distribution Date on the ninth anniversary of the first Distribution Date, 50% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date.

         If on any Distribution Date the allocation to the class or classes of senior certificates (other than the notional amount certificates and the Class PO Certificates) then entitled to distributions of principal of full and partial principal prepayments and other amounts in the percentage required above would reduce the outstanding Class Certificate Balance of the class or classes below zero, the distribution to the class or classes of certificates of the Senior Prepayment Percentage of those amounts for the Distribution Date will be limited to the percentage necessary to reduce the related Class Certificate Balance(s) to zero.

         Subordinated Principal Distribution Amount. On each Distribution Date, to the extent of Available Funds therefor, the Non-PO Formula Principal Amount, up to the amount of the Subordinated Principal Distribution Amount for the Distribution Date, will be distributed as principal of the subordinated certificates. Except as provided in the next paragraph, each class of subordinated certificates will be entitled to receive its pro rata share of the Subordinated Principal Distribution Amount (based on its respective Class Certificate Balance), in each case to the extent of the amount available from Available Funds for distribution of principal. Distributions of principal of the subordinated certificates will be made sequentially to the classes of subordinated certificates in the order of their numerical class designations, beginning with the Class M Certificates, until their respective Class Certificate Balances are reduced to zero.

         With respect to each class of subordinated certificates (other than the class of subordinated certificates then outstanding with the highest priority of distribution), if on any Distribution Date the sum of the related Class Subordination Percentages of the class and all classes of subordinated certificates which have higher numerical class designations than the class (the "Applicable Credit Support Percentage") is less than the Applicable Credit Support Percentage for such class on the date of issuance of the certificates (the "Original Applicable Credit Support Percentage"), no distribution of partial principal prepayments and principal prepayments in full will be made to any of those classes (the "Restricted Classes") and the amount of partial principal prepayments and principal prepayments in full otherwise distributable to the Restricted Classes will be allocated among the remaining classes of subordinated certificates, pro rata, based upon their respective Class Certificate Balances, and distributed in the sequential order described above.

         The Class Subordination Percentage with respect to any Distribution Date and each class of subordinated certificates, will equal the fraction (expressed as a percentage) the numerator of which is the Class Certificate Balance of the class of subordinated certificates immediately before the Distribution Date and the denominator of which is the aggregate of the Class Certificate Balances of all classes of certificates (other than the notional amount certificates) immediately before the Distribution Date.

         On the date of issuance of the certificates, the characteristics listed below are expected to be as follows:


                                                                 Original
                             Beneficial     Initial Credit      Applicable
                            Interest in       Enhancement     Credit Support
                             Trust Fund          Level          Percentage
                            -----------     --------------    --------------
Senior Certificates...         95.85%            4.15%              N/A
Class M...............          1.95%            2.20%             4.15%
Class B-1.............          0.85%            1.35%             2.20%
Class B-2.............          0.60%            0.75%             1.35%
Class B-3.............          0.25%            0.50%             0.75%
Class B-4.............          0.15%            0.35%             0.50%
Class B-5.............          0.35%            0.00%             0.35%

         For purposes of calculating the Applicable Credit Support Percentages of the subordinated certificates, the Class M Certificates will be considered to have a lower numerical class designation than each other class of subordinated certificates.

         The Subordinated Principal Distribution Amount for any Distribution Date will equal

         -     the sum of

               - the Subordinated Percentage of the applicable Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula Principal Amount for the Distribution Date,

               - for each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the applicable Non-PO Percentage of the remaining liquidation proceeds allocable to principal received on the mortgage loan, after application of the amounts pursuant to the second bulleted item of the definition of Senior Principal Distribution Amount up to the Subordinated Percentage of the applicable Non-PO Percentage of the Stated Principal Balance of the mortgage loan,

               - the Subordinated Prepayment Percentage of the applicable Non-PO Percentage of the amounts described in subclause (f) of clause (i) of the definition of Non-PO Formula Principal Amount for the Distribution Date, and

               - the Subordinated Prepayment Percentage of any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for the Distribution Date,

         - reduced by the amount of any payments in respect of Class PO Deferred Amounts on the related Distribution Date.

         Residual Certificates. The Class A-R Certificates will remain outstanding for so long as the trust fund shall exist, whether or not they are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holders of the Class A-R Certificates will be entitled to receive certain amounts as described in the pooling and servicing agreement. It is not anticipated that there will be any significant amounts remaining for that distribution.

         Class PO Principal Distribution Amount. On each Distribution Date, distributions of principal of the Class PO Certificates will be made in an amount equal to the lesser of (x) the PO Formula Principal Amount for the Distribution Date and (y) the product of

         - Available Funds remaining after distribution of interest on the senior certificates, and

         - a fraction, the numerator of which is the PO Formula Principal Amount and the denominator of which is the sum of the PO Formula Principal Amount and the Senior Principal Distribution Amount.

         If the Class PO Principal Distribution Amount on a Distribution Date is calculated as provided in clause (y) above, principal distributions to holders of the senior certificates (other than the notional amount certificates and the Class PO Certificates) will be in an amount equal to the product of Available Funds remaining after distribution of interest on the senior certificates and a fraction, the numerator of which is the Senior Principal Distribution Amount and the denominator of which is the sum of the Senior Principal Distribution Amount and the PO Formula Principal Amount.

      The "PO Formula Principal Amount" for any Distribution Date will equal the sum of:

      -     the sum of the applicable PO Percentage of

            - all monthly payments of principal due on each mortgage loan on the related Due Date,

            - the principal portion of the purchase price of each mortgage loan that was repurchased by the related seller or another person pursuant to the pooling and servicing agreement as of the Distribution Date,

            - the Substitution Adjustment Amount in connection with any deleted mortgage loan received for the Distribution Date,

            - any insurance proceeds or liquidation proceeds allocable to recoveries of principal of mortgage loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

            - for each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of liquidation proceeds allocable to principal received on the mortgage loan, and

            - all partial and full principal prepayments by borrowers received during the related Prepayment Period, and

      - with respect to Subsequent Recoveries attributable to a Discount mortgage loan which incurred a Realized Loss after the Senior Credit Support Depletion Date, the PO Percentage of any Subsequent Recoveries received during the calendar month preceding the month of such Distribution Date.

ALLOCATION OF LOSSES

      On each Distribution Date, the applicable PO Percentage of any Realized Loss on a Discount mortgage loan will be allocated to the Class PO Certificates until their Class Certificate Balance is reduced to zero. The amount of any Realized Loss allocated to the Class PO Certificates on or before the Senior Credit Support Depletion Date will be treated as a Class PO Deferred Amount. To the extent funds are available on the Distribution Date or on any future Distribution Date from amounts that would otherwise be allocable to the Subordinated Principal Distribution Amount, Class PO Deferred Amounts will be paid on the Class PO Certificates before distributions of principal on the subordinated certificates. Any distribution of Available Funds in respect of unpaid Class PO Deferred Amounts will not further reduce the Class Certificate Balance of the Class PO Certificates. The Class PO Deferred Amounts will not bear interest. The Class Certificate Balance of the class of subordinated certificates then outstanding with the highest numerical class designation will be reduced by the amount of any payments in respect of Class PO Deferred Amounts. After the Senior Credit Support Depletion Date, no new Class PO Deferred Amounts will be created.

      For purposes of allocating losses to the subordinated certificates, the Class M Certificates will be considered to have a lower numerical class designation than each other class of subordinated certificates.

      The Senior Credit Support Depletion Date is the date on which the Class Certificate Balance of each class of subordinated certificates has been reduced to zero.

      On each Distribution Date, the applicable Non-PO Percentage of any Realized Loss will be allocated first to the subordinated certificates, in the reverse order of their numerical class designations (beginning with the class of subordinated certificates then outstanding with the highest numerical class designation), in each case until the Class Certificate Balance of the respective class of certificates has been reduced to zero, and then to the Class A-3, Class A-2 and Class A-1 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero.

         Because principal distributions are paid to some classes of certificates (other than the notional amount certificates and the Class PO Certificates) before other classes of certificates, holders of the certificates that are entitled to receive principal later bear a greater risk of being allocated Realized Losses on the mortgage loans than holders of classes that are entitled to receive principal earlier.

         In general, a "Realized Loss" means, for a Liquidated Mortgage Loan, the amount by which the remaining unpaid principal balance of the mortgage loan exceeds the amount of liquidation proceeds applied to the principal balance of the related mortgage loan.

         A "Liquidated Mortgage Loan" is a defaulted mortgage loan as to which the master servicer has determined that all recoverable liquidation and insurance proceeds have been received.

         "Subsequent Recoveries" are unexpected recoveries, net of reimbursable expenses, with respect to a Liquidated Mortgage Loan that resulted in a Realized Loss in a month prior to the month of receipt of such recoveries.